ACRE REALTY INVESTORS INC.

399 Park Avenue, 6th Floor

New York, New York 10022

February 11, 2015

To the Limited Partners of ACRE Realty LP

(f/k/a Roberts Properties Residential, L.P.)

Dear Partners:

This letter relates to the shelf registration statement on Form S-3 (Registration No. 333-82453) pursuant to which Roberts Realty Investors, Inc. (the “Company”) registered shares of the Company’s common stock, par value $0.01 per share, issuable to holders (“unitholders”) of units of limited partnership interest (“OP units”) in Roberts Properties Residential, L.P. upon redemption of such OP units by the unitholders (the “S-3 Registration Statement”).

As a result of the Company’s previously disclosed plan to restate its financial statements for the 2013 and 2012 fiscal years and the first and second quarters of 2014 and 2013 through the filing of an amendment to its Annual Report on Form 10-K that will include restated audited financial statements for the 2013 and 2012 fiscal years (the “Form 10-K/A”) and amended quarterly reports on Form 10-Q that will include restated unaudited financial statements for the first and second quarters of 2014 and 2013 (the “Form 10-Q/As”), and the late filing of the Company’s quarterly report on Form 10-Q for the third quarter of 2014 (the “Third Quarter Form 10-Q”), the Company has temporarily suspended the use of the S-3 Registration Statement due to the fact that the financial statements incorporated therein are not current. Therefore, unitholders who wish to redeem OP units at this time would not receive registered shares of the Company’s common stock in exchange for their OP units during the period when the S-3 Registration Statement is suspended.

However, the Company is on track to file the Third Quarter Form 10-Q, the Form 10-K/A and Form 10-Q/As prior to the February 18, 2015 deadline set forth in the Company’s approved Listing Compliance Plan with the NYSE MKT exchange. Upon the filing of these reports, the suspension of the S-3 Registration Statement will be lifted and it will again be available for use by the Company for a limited period of time to issue registered shares of Company common stock to unitholders who redeem their OP units. This window for redemptions will remain open from the date on which the Third Quarter 10-Q, the Form 10-K/A and the Form 10-Q/As have all been filed with the SEC (expected to occur on or around February 17, 2015) until the date on which the Company files its Annual Report on Form 10-K for the 2014 fiscal year (expected to occur during the last two weeks of March 2015). Once the Company’s Annual Report on Form 10-K for the 2014 fiscal year has been filed, the S-3 Registration Statement will again cease to be available for use until December 1, 2015, subject to the Company satisfying its SEC reporting obligations in a timely fashion prior to that date.

It is possible that the Company will elect to file a new S-3 registration statement on December 1, 2015, rather than using the current S-3 Registration Statement at that time. The Company will notify unitholders of its intentions in that regard prior to December 1, 2015.

If you have any questions regarding the subject matter of this letter or other questions regarding your redemption rights with respect to your OP units, please feel free to contact me, Gregory I. Simon, Executive Vice President, General Counsel and Secretary, at 212-878-3504.

Very truly yours,

 /s/ Gregory I. Simon

Gregory I. Simon

Executive Vice President, General Counsel and Secretary

ACRE Realty Investors Inc.